Exhibit 10.57

                     FOURTH AMENDMENT TO
               ENRON CORP. 1994 DEFERRAL PLAN

     WHEREAS, Enron Corp. (the "Company') has heretofore adopted the Enron Corp. 1994 Deferral Plan (the "Plan") and

     WHEREAS Board of Directors of the Company has determined and authorized that the Plan be amended to provide that upon the transfer or change of employment of a Participant from or with Enron Corp. or other Employing affiliated employer of Enron Corp. that is not an Employing Company, under the Plan shall cease as of such transfer or change of employment, provided, however, for purposes of payments and benefits as provided for under part VIII of the Plan, employment shall be deemed to continue;

     NOW, THEREFORE, the Plan is amended as follows:

     1. Section 14.14 is rescinded and the following is inserted in its place:


14.14     Adoption by Other Employing Companies.
It is contemplated that other corporations, associations, partnerships or proprietorships, with the approval of Enron Corp., may adopt this Plan and thereby become an Employing Company hereunder. Any such entity, whether or not presently may become, upon approval of Enron
Corp., a party hereto by appropriate action of its board of or noncorporate counterpart. Adoption of and participation in the Plan by an Employing
Company shall become effective only when it has been consented to and accepted by Enron Corp.
either by the Directors or an agent or committee authorized by the Directors. -An Employing Company may terminate its participation in the Plan at any time by appropriate action of its board of directors or equivalent governing authority and giving notice in writing thereof to the Committee.
In addition, the Directors may, in their sole discretion, by appropriate action terminate an Employing Company's participation in the Plan at any time by giving written notice thereof to the Employing Company. The provisions of the Plan shall apply separately and equally to each Employing Company and its employees in the same manner as is expressly provided for Enron Corp.
and its employees, except that the power to appoint or otherwise affect the Committee or the Trustee and the power to amend or terminate the Plan and Trust Agreement shall be exercised by Enron Corp. alone. Nevertheless, any Employing
Company may, with the consent of Enron Corp., incorporate in its adoption agreement or in an amendment document specific provisions relating to the operation of the Plan, and such provisions shall become a part of the Plan as to such Employing Company only. Upon the transfer or change of employment of a Participant with Enron
Corp. or other Employing Company to an affiliated employer of Enron Corp. (an employer in which Enron Corp. has a direct or indirect ownership or proprietary interest as determined by the Committee) that is not an Employing Company, deferrals elected by a Participant under the Plan shall cease as of such transfer or change of employment, provided, however, for purposes of payments and benefits as provided for under part
VIII of the employment shall be deemed to continue as long as such Participant is employed by an employer of Enron Corp. Any Employing Company may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the Plan- Moreover, Enron Corp.
may, in its discretion, terminate an Employing
Company's Plan participation at any time.

     AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.

Date:  8-11-96           ENRON CORP.


                         By: Philip J. Bazelides
                         Title: V.P. Compensation & Benefits


ATTEST:


PEGGY B. MENCHACA
Title: Vice President & Secretary